Exhibit 99.1

FOR IMMEDIATE RELEASE

January 17, 2014

Contact: Cloud Peak Energy Resources LLC

Karla Kimrey

Vice President, Investor Relations

720-566-2932

CLOUD PEAK ENERGY EXTENDS MATURITY AND INCREASES AVAILABLE LIQUIDITY UNDER COMMITMENT TO AMEND ITS $500 MILLION REVOLVING CREDIT FACILITY

Gillette, Wyo.  — Cloud Peak Energy Inc. (NYSE: CLD) announced that Cloud Peak Energy Resources LLC (the “Company”) entered into a Commitment Letter, dated January 17, 2014 (the “Commitment Letter”), with Morgan Stanley Senior Funding, Inc., PNC Bank, National Association, Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A., Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, Royal Bank of Canada, and Credit Agricole Corporate and Investment Bank (collectively, the “Lenders”).  Pursuant to the Commitment Letter, the Lenders have agreed, subject to the conditions set forth in the Commitment Letter, to amend the Company’s $500 million senior secured revolving credit facility, which is available for use as loans or letters of credit.

“The amended bank facility will enhance our financial flexibility, increase our available liquidity by modifying certain financial covenants and extend the term of the facility,” said Michael Barrett, Cloud Peak Energy’s Executive Vice President and Chief Financial Officer.  “This amendment is part of our ongoing focus to maintain a strong and flexible capital structure while taking advantage of favorable market conditions.”

Upon closing of the amendment, the term of the senior secured revolving credit facility will be extended to mature 180 days prior to the due date of the Company’s 2017 senior notes due December 15, 2017, provided that if such senior notes are refinanced the amended credit facility would then mature five years after the closing of the amendment.  The amendment will  revise certain financial covenants based on EBITDA (as will be defined in the amended facility), specifically (a) requiring the Company to maintain a ratio of EBITDA to consolidated net cash interest expense equal to or greater than 2.00 to 1, and (b) adjusting the leverage ratio covenant to a net secured leverage ratio, requiring the Company to maintain a ratio of senior secured funded debt, less unrestricted cash and marketable securities (net secured debt) to EBITDA equal to or less than (i) 3.00 to 1 through December 31, 2015, (ii) 2.75 to 1 from January 1, 2016 to December 31, 2016 and (iii) 2.50 to 1 from January 1, 2017 to maturity.  The amended credit facility will also revise other covenants, including covenants related to the Company’s ability to incur additional debt or take other corporate activities.  The closing of the amendment is conditioned upon entrance into definitive documents and other customary closing conditions.  The Company expects to complete and close the amended bank facility in early February.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located near Decker, Montana.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers.  With approximately 1,700 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

Cautionary Note Regarding Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations or beliefs as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies and other factors. Forward-looking statements may include, for example, our ability to close this transaction, and other statements regarding this transaction and our plans, strategies, prospects and expectations concerning our business, industry, economic conditions, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements. For a discussion of some of the additional factors that could adversely affect our future results or the anticipated benefits of this transaction, refer to the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE:  Cloud Peak Energy Resources LLC

Cloud Peak Energy Inc.

Karla Kimrey, 720-566-2932

Vice President, Investor Relations